Exhibit 99

NATG ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

MARSHALL, Texas, March 4, 2009 — North American Technologies Group, Inc. (NAMC.PK) announced that Rod Wallace was terminated as its chief executive officer on February 26, 2009 because of irregularities in expense reimbursements and unauthorized use of company funds. The Board of Directors appointed Pat Long as the new President and Chief Executive Officer. Mr. Long, an attorney with many years’ experience in the management of private companies, has served as Chairman of the Board of NATG since July 31, 2007.

The company had previously reported its inability to complete the annual audit by its independent public accountants for the fiscal year ended September 28, 2008 due to insufficient documentation related to certain purchases of raw materials. As a consequence, preparation of the company’s financial statements for the three months ended December 28, 2008 was also delayed, and NATG’s common stock was removed from the OTC Bulletin Board on February 18, 2009 for failure to maintain current financial information on file with the Securities and Exchange Commission. The company’s securities are now quoted in the “pink sheets” under the symbol NAMC.PK.

The company’s Board of Directors authorized an internal investigation by outside counsel into the reasons for the failure to compile and provide necessary documentation in order to complete the audit. That investigation uncovered irregularities in reimbursement requests by Mr. Wallace, which led to the termination of his employment. The internal investigation is ongoing.

About NATG

NATG, through its wholly owned subsidiary TieTek, produces high- performance railroad ties. TieTek uses patented technology to process recycled plastics, used tires and other mineral fillers to manufacture engineered composite components that are a longer-lasting alternative to hardwood or concrete in structural applications. The company's website is found at: http://www.tietek.com.

Contact:	North American Technologies Group, Inc. Joe B. Dorman 972-996-5750